Exhibit 99.1

FFBW, Inc. Announces the June 30, 2018 Financial Results

Quarterly Earnings Increased 218% Year-Over-Year

Brookfield, WI, July 26, 2018 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service retail and commercial banking, today announced unaudited financial results for the three and six months ended June 30, 2018. The June 30, 2018 results showed favorable year-over-year earnings growth, improved asset quality, and strong loan portfolio growth. For the three and six months ended June 30, 2018, net income was $353,000, or $.06 per share, and $476,000, or $.07 per share, respectively compared with net income of $111,000 and $192,000 for the same respective periods last year.

Edward H. Schaefer, President and CEO, stated: “We are pleased with our results from the second quarter and year to date. We have continued to improve core earnings while growing our loan portfolio and reducing nonperforming assets significantly by continuing to exit marginal credits from legacy portfolio, which is consistent with our strategy detailed in our October 2017 prospectus.”

Second Quarter and Year to Date Highlights

•	Earnings improvement. Earnings increased 218% over the prior year quarter earnings, from $111,000 to $353,000, and 148% over the prior year six month earnings, from $192,000 to $476,000.

•

Asset quality improvement. Nonperforming assets decreased 48% to $968,000 at June 30, 2018 from $1.9 million as of December 31, 2017, and 73% from $3.6 million as of December 31, 2016. Non-performing loans to total loans dropped to 0.48% at June 30, 2018 compared to 0.69% at December 31, 2017 and 1.70% December 31, 2016.

•

Strong loan portfolio growth. Net loans increased 13% since December 31, 2017 to $193 million. Our emphasis to grow our commercial loan portfolio has seen desired results growing $13 million, while the residential real estate and consumer portfolio increased $9 million for the same period.

Income Statement and Balance Sheet Overview

Total interest and dividend income increased $533,000, or 24.6%, to $2.7 million for the quarter ended June 30, 2018 compared to $2.2 million for the quarter ended June 30, 2017. Total average interest-earning assets increased $32.3 million, or 15.1%, for the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017, and the weighted average yield on interest-earning assets increased 33 basis points. Total interest and dividend income increased $754,000, or 17.5%, to $5.1 million for the six months ended June 30, 2018 compared to $4.3 million for the six months ended June 30, 2017. Total average interest-earning assets increased $27.2 million, or 12.6%, for the six months ended June 30, 2018 compared to the six months ended June 30, 2017, and the weighted average yield on interest-earning assets increased by 17 basis points.

Total interest expense increased $69,000, or 17.7%, to $458,000 for the quarter ended June 30, 2018 compared to $389,000 for the quarter ended June 30, 2017. Total average interest-bearing liabilities decreased $869,000, or 0.5%, for the quarter ended June 30, 2018 compared to the quarter ended June 30, 2017, while the yield increased 16 basis points to 1.02% for the quarter ended June 30, 2018 compared to 0.86% for the quarter ended June 30, 2017. Total interest expense increased $91,000, or 11.9%, to $857,000 for the six months ended June 30, 2018 compared to $766,000 for the six months ended June 30, 2017. Total average interest-bearing liabilities decreased $9.1 million, or 4.9%, for the six months ended June 30, 2018 compared to the six months ended June 30, 2017, while the yield increased 14 basis points to 0.97% for the six months ended June 30, 2018 compared to 0.83% for the six months ended June 30, 2017.

The net interest margin was 3.64% for the three months ended June 30, 2018, compared with 3.33% for the three months ended June 30, 2017. The net interest margin was 3.46% for the six months ended June 30, 2018, compared with 3.28% for the six months ended June 30, 2017.

Due to strong loan growth and our continued effort to strengthen our asset quality and move non-performing loans out of the legacy portfolio, the loan loss provision was $189,000 for the quarter ended June 30, 2018 compared to $52,000 the year earlier quarter. The net charge-offs for the quarter ended June 30, 2018 were $90,000, 0.19%, of average total loans. The loan loss provision was $304,000 for the six months ended June 30, 2018 compared to $103,000 for the same period last year. The net charge-offs for the six months ended June 30, 2018 were $196,000, 0.22% of average total loans. Our allowance for loan loss is $1.9 million, or 1.0%, of net loans. This is consistent with management’s goal of maintaining a strong allowance for loan growth as well as any potential future economic downturn.

Noninterest income increased to $200,000 for the three months ended June 30, 2018 from $196,000 for the three months ended June 30, 2017. The Company had increases in service charges and fees and other income while having a decrease in income from net gain on sale of loans and net gain on sale of securities. The other income increase was primarily from the rental income from our Brookfield branch office. Noninterest income increased to $411,000 from $395,000 for the six months ended June 30, 2018 compared to the six months ended June 30, 2017. The Company had increases in service charges and fees and other income while having decreases in income from net gain on sale of loans, net gain on sale of securities, and increase in cash surrender value of insurance. The other income increase was primarily from the rental income from our Brookfield branch office.

Noninterest expense was relatively stable increasing $26,000 to $1.8 million from $1.8 million for the quarters ended June 30, 2018 and 2017, respectively, and increasing $80,000 to $3.7 million from $3.6 million for the six months June 30, 2018 and 2017, respectively.

Total assets increased $9.4 million to $265.9 million at June 30, 2018 from $256.5 million at December 31, 2017. This increase was primarily due to the increase in total loans of $21.7 million to $193.1 million at June 30, 2018 from $171.4 million at December 31, 2017. The increase in loans resulted from increases in our commercial real estate loans of $6.8 million, development loans of $5.8 million, and multifamily loans of $6.3 million. The increase in loans was offset by decreases in cash and cash equivalents of $9.4 million and available for sale securities of $2.9 million. Total deposits decreased $16.6 million to $166.3 million at June 30, 2018 from $182.9 million at December 31, 2017, primarily due to the decrease in certificates and money market accounts.

Nonaccrual loans decreased to $968,000, or 0.48% of total loans, from $1.2 million, or 0.69%, at June 30, 2018 and December 31, 2017, respectively. Non-performing assets decreased to $968,000, or 0.36% of total assets, at June 30, 2018 compared to $1.9 million, or 0.73%, at December 31, 2017.

At June 30, 2018, the Bank’s total capital to risk weighted assets was 25.1%, tier 1 capital to risk weighted assets was 24.1%, and tier 1 leverage capital ratio to adjusted total assets was 18.6%.

About the Company

First Federal Bank of Wisconsin, a wholly owned subsidiary of FFBW, Inc., is a full-service federally chartered stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through 4 branch locations. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Nikola B. Schaumberg, CFO

(262) 542-4448

FFBW, Inc.

Balance Sheets

June 30, 2018 (Unaudited) and December 31, 2017

(In Thousands)

	June 30,	December 31,
Assets	2018	2017
Cash and due from banks	$2,393	$3,285
Fed funds sold	-	8,528
Cash and cash equivalents	2,393	11,813
Available for sale securities, stated at fair value	55,135	58,012
Loans held for sale	-	109
Loans, net of allowance for loan and lease losses of $1,908 and $1,800, respectively	193,057	171,355
Premises and equipment, net	5,161	5,290
Foreclosed assets	-	619
FHLB stock, at cost	1,098	514
Accrued interest receivable	821	782
Cash value of life insurance	6,653	6,558
Other assets	1,593	1,429
TOTAL ASSETS	$265,911	$256,481

Liabilities and Equity
Deposits	$166,334	$182,913
Advance payments by borrowers for taxes and insurance	812	36
FHLB advances	38,000	12,750
Accrued interest payable	360	37
Other liabilities	1,104	1,256
Total liabilities	$206,610	$196,992

Preferred stock ($0.01 par value, 1,000,000 authorized, no shares issued or outstanding as of March 31, 2018 and December 31, 2017, respectively)	$-	$-
Common stock ($0.01 par value, 19,000,000 authorized, 6,612,500 issued and outstanding as of March 31, 2018 and December 31, 2017, respectively)	66	66
Additional paid in capital	28,302	28,296
Unallocated common stock of Employee Stock Ownership Plan ("ESOP") (253,023 and 256,263 shares at March 31, 2018 and December 31, 2017, respectively)	(2,498)	(2,563)
Retained earnings	34,413	33,937
Accumulated other comprehensive loss, net of income taxes	(982)	(247)
Total equity	$59,301	$59,489
TOTAL LIABILITIES AND EQUITY	$265,911	$256,481

FFBW, Inc.

Statements of Income

Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

(Dollars in Thousands, except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Interest and dividend income:
Loans, including fees	$2,332	$1,903	$4,307	$3,756
Securities
Taxable	339	212	679	453
Tax-exempt	14	44	37	79
Other	15	8	31	12
Total interest and dividend income	2,700	2,167	5,054	4,300
Interest Expense:
Interest-bearing deposits	342	329	688	648
Borrowed funds	116	60	169	118
Total interest expense	458	389	857	766
Net interest income	2,242	1,778	4,197	3,534
Provision for loan losses	189	52	304	103
Net interest income after provision for loan losses	2,053	1,726	3,893	3,431
Noninterest income:
Service charges and other fees	91	65	185	124
Net gain on sale of loans	36	47	75	133
Net gain on sale of securities	1	22	9	22
Increase in cash surrender value of insurance	49	50	95	100
Other noninterest income	23	12	47	16
Total noninterest income	200	196	411	395
Noninterest expense:
Salaries and employee benefits	1,132	1,027	2,185	2,039
Occupancy and equipment	245	260	496	546
Data processing	178	145	349	301
Foreclosed assets, net	(9)	19	37	27
Professional fees	71	120	213	230
Other	199	219	411	468
Total noninterest expense	1,816	1,790	3,691	3,611
Income before income taxes	437	132	613	215
Provision for income taxes	84	21	137	23
Net income	$353	$111	$476	$192

Earnings per share
Basic	$0.06	N/A	$0.07	N/A
Diluted	$0.06	N/A	$0.07	N/A